CODE OF CONDUCT AND GENERAL POLICY ON INSIDER TRADING OF RICH PHARMACEUTICALS, INC.

 Rich Pharmaceuticals, Inc. Corporation Code of Conduct and General Policy on Insider Trading

 Corporation Code of Conduct Policy

General statement

Rich Pharmaceuticals, Inc. Corporation is committed to the highest standards of ethical and professional conduct, and this Code of Conduct provides you guidance in how to uphold these standards. In addition, the General Policy on Insider Trading, which is included in this booklet, sets forth the policies of the Corporation1 with respect to personal securities transactions. Additional direction is provided in the job-related manuals, policies and procedures of certain areas because of the areas’ particular activities, operating risks or individual responsibilities, and in other publications that address Employee conduct, such as the Employee Handbook and the policies included therein. The Code of Conduct, the General Policy on Insider Trading, the Employee Handbook, any work-related manuals, policies or procedures applicable to you, and any other publications that address Employee conduct are collectively referred to as the “Documents.”

This Code supersedes and replaces any prior communications, policies, rules, practices, standards and/or guidelines to the contrary, whether written or oral. To the extent there are any conflicts with the Employee Handbook, the language of this Code controls.

This Code consists of basic standards of business practice as well as professional and personal conduct. Such standards require honesty and candor in our activities, including the observance of the spirit and the letter of the law. As set forth below, these standards have both personal and corporate implications.

Personal conduct. Because the Corporation is judged by the collective performance and public perception of its Employees, you must always act in a manner that merits public trust and confidence. The following are our basic principles of personal conduct:

•	You must not take any action, either personally or on behalf of the Corporation, which will violate any law or regulation affecting our business.
•	You must perform your assigned duties to the best of your ability and in the best interests of the Corporation, its customers, Employees and shareholders.
•	You must avoid all circumstances that could produce conflicts or the appearance of conflicts between your personal interests and those of the Corporation.
•	You must comply with security and safety procedures established by the Corporation.
•	You must adhere to and fully comply with all of the Corporation’s policies and procedures, including the Code, the Policy and the Employee Handbook.
•	You must exercise absolute candor and fully cooperate in providing facts and information in connection with company investigations, or if requested of you by management or other authorized persons, to the fullest extent permitted by law.
•	You must not use corporate resources or your corporate position in pursuit of personal interests that violate the Documents or any law or regulation.

1 The terms “Corporation” and “Rich Pharmaceuticals, Inc.” refer to Rich Pharmaceuticals, Inc. Corporation. The use of these terms here or in other publications does not mean you are an employee of Rich Pharmaceuticals, Inc. Corporation. You remain solely an employee of the company that directly pays your wages, and the use of these terms or issuance of this booklet does not change your existing at-will employee status.

 Rich Pharmaceuticals, Inc. Corporation Code of Conduct and General Policy on Insider Trading

Some specific examples of prohibited conduct are set forth in the Employee Handbook for your guidance, but such examples are not meant to be all-inclusive.

Corporate conduct. Our corporate activities should earn the confidence and trust of our customers, Employees and shareholders. The following are our basic principles of corporate conduct:

•	The Corporation will not cause or tolerate any violation of law or regulation in the conduct of its business or related activities.
•	The Corporation will cooperate fully with its regulators and auditors and will disclose, on a timely basis, information required for judging the soundness of its condition and its merits as an investment.
•	The Corporation will maintain and uphold standards and procedures that are designed to safeguard the legitimate confidentiality of information pertaining to customers and Employees.
•	The Corporation will conduct its business in fair and open competition and will not enter into illegal arrangements with competitors affecting pricing, marketing or research and development policies.

Employee responsibilities

The reputation of any pharmaceutical institution depends upon the conduct and values of its Employees. Building and ensuring an unblemished reputation involves:

•	creating a culture of personal accountability;
•	shaping the judgment of each Employee on basic matters of policy;
•	providing specific direction for each Employee’s approach to a variety of situations;
•	accepting responsibility for decisions based on these directions; and
•	calling upon each Employee’s individual pride and spirit in being recognized as a professional entity.

As an Employee within Rich Pharmaceuticals, Inc., you must:

•	be thoroughly familiar with, and periodically review, the Documents;
•	be sensitive to situations that could result in inadvertent actions by yourself or your Employees which could appear to be, or are directly in violation of, the Documents, or any law or regulation;
•	ensure that job-related manuals, policies and procedures support the other Documents, and that these manuals, policies and procedures address ethical issues specific to your particular business activity;
•	help other Employees uphold the highest ethical standards;
•	maintain a working environment that is supportive of your responsibilities as set forth in the Documents; and
•	seek counsel regarding ethical issues through your manager, human resources or the outside legal.
All Employees are bound by both law and policy not to retaliate in any way against an Employee who, in good faith, reports information in accordance with this policy.

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Conflicts of interest

You must avoid conflicts between personal interests and the interests of Rich Pharmaceuticals, Inc., or even the appearance of such conflicts. You must not act on behalf of Rich Pharmaceuticals, Inc. in any transaction involving persons or organizations with which you, or a family member2, has any financial or residual interest, other than through a compensation or similar plan sponsored by Rich Pharmaceuticals, Inc.

Defined broadly, a conflict of interest includes any situation in which you are engaged in two or more activities or relationships that, to some degree, are incompatible. Such situations might include activities, conduct or investments that could conflict with your duty to Rich Pharmaceuticals, Inc., or that could adversely affect your judgment or job performance. The appearance of a conflict of interest can often be as detrimental as a conflict itself. You should exercise sound judgment before committing to any activity or participating in any transaction that could potentially be a conflict. In general, you should consider the following factors to avoid conflict of interest situations:

•	Perception. Could the activity or transaction be perceived as a conflict of interest or a potential conflict by others, including Employees, customers, suppliers, competitors, regulators or the public? If all the facts of the activity or transaction were made public, would you or the Corporation be embarrassed?
•	Intent. Is the activity or transaction being offered in an attempt to influence your judgment?
•	Impact. Will the Corporation be disadvantaged if you participate in the activity or transaction?
•	Objectivity. Will participation in the activity or transaction in any way affect your ability to be objective with regard to any decision concerning a customer, Employee or supplier?

•	Time considerations. Will the time required for the activity or transaction interfere with your ability to effectively carry out your job responsibilities at Rich Pharmaceuticals, Inc.

Work conflicts and outside activities. If you decide to pursue additional employment, engage in an independent business venture or perform services for another business organization, you must disclose such activities to your manager and obtain his or her preapproval to avoid any potential conflicts. You must not pursue such activities during Rich Pharmaceuticals, Inc. business hours or allow any outside business, civic or charitable activities to interfere with your job performance.

A conflict of interest may arise when you or one of your family members is a significant shareholder, director, officer, employee, consultant or agent of an organization that is a competitor, or that has current or prospective business with Rich Pharmaceuticals, Inc. as a customer, supplier or contractor. In such event, you must take steps to protect confidential information, remove yourself from situations where conflicts may arise and otherwise take steps to ensure that outside activities do not conflict with or impair your ability to perform your responsibilities for Rich Pharmaceuticals, Inc. and do not adversely affect the integrity, goodwill or public perception of Rich Pharmaceuticals, Inc.

Outside directorships of Employees. Although you are encouraged to take part in community and charitable activities, due to the time demands and potential conflicts of interest, you are encouraged to advise your manager before serving on a board of a nonprofit organization. Directorships that will involve significant time away from the Corporation, or that might otherwise interfere with efficient performance of normal duties or pose a conflict of interest, require the written approval of your manager.

2 As used in the Rich Pharmaceuticals, Inc. Corporation Code of Conduct, “family member” means your spouse or domestic partner, child, parent, grandparent, sibling or parent-in-law. “Family member” may be defined differently in other policies that are incorporated by reference into the Code.

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If you wish to serve as a director of any for-profit organization, you must first obtain approval in accordance with the procedures established by the Board of Directors. In order to have your service considered for approval, you must send the Board a brief description of relationship with this entity.

You should avoid directorships that might pose a conflict of interest or create the appearance of a conflict of interest. If an apparent or actual conflict of interest develops and cannot be immediately resolved, you must withdraw promptly from service as a director of the outside corporation or organization. You should also be aware that you have sole responsibility for your actions and that the Corporation does not provide indemnification for Employees who serve as directors of outside entities unless such service is at the specific written direction of an authorized representative of a Rich Pharmaceuticals, Inc. company.

Corporate opportunities. You owe a duty to the Corporation to advance its legitimate interests whenever the opportunity arises. You must not deprive the Corporation of an opportunity, take for your own advantage an opportunity that belongs to the Corporation, or help others do so if they are in a position to divert a corporate opportunity for their own benefit. Further, you must not compete with the Corporation or use corporate property, information or position for improper personal gain.

Gifts. You must not solicit, and are discouraged from accepting, gifts from current or prospective customers or suppliers who are not family members. Gifts valued in excess of $200 U.S. may not be accepted. Gifts of money, in any amount, may not be accepted. You may accept gifts valued at $200 U.S. or less, if declining the gift would damage the relationship, and the circumstances are appropriate when the conflict of interest factors enumerated above are taken into consideration, and you have not accepted gifts from the same source within the previous 12 months. Under no circumstance, however, may you receive gifts or anything of value from current or prospective customers or suppliers if there is a corrupt intent. You are also prohibited, on behalf of the Corporation, from giving, offering or promising anything of value to an employee of another institution in connection with any business of that institution if there is a corrupt intent.

 You should dedicate the same careful consideration and thought for the appropriateness of gifts to customers and suppliers of Rich Pharmaceuticals, Inc. as you would apply to any gifts you receive.

Certain of the Corporation’s business units have more restrictive policies with respect to gifts. You must become familiar with the policies and procedures applicable to you, and are encouraged to discuss the appropriateness of any gift, given the circumstances, with your manager.

Hospitality. You must not accept hospitality or entertainment that is:

•	solicited;
•	lavish or unusual;
•	not a normal or customary type of amenity; or
•	an expense reimbursed by a customer or supplier that the Corporation would not pay.

In addition, you should consider the following:

•	Reciprocity. Are you in a position where you could provide reciprocal hospitality at Rich Pharmaceuticals, Inc. expense? You should consider not only the nature of the hospitality being offered, but also the organizational stature of the person making the offer.
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Reasonableness. Is the nature of the hospitality being offered typical for the size and status of the customer or supplier relationship? The type of hospitality being offered should be customary and appropriate with regard to your job responsibilities.

You are encouraged to discuss the appropriateness of any offer of hospitality, given the circumstances, with your manager. If there remains any question as to the appropriateness of such offer, the matter should be escalated to your human resource department for further review.

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Supplier relationships. If you are authorized to approve or award orders, contracts and commitments to suppliers of goods or services, you must do so based on objective business standards to avoid any real or perceived personal favoritism. Rich Pharmaceuticals, Inc. business of this nature must be conducted strictly on an arm’s-length basis with due regard to Rich Pharmaceuticals, Inc. policies involving public relations, community reinvestment and other business considerations.

Fair dealing. Rich Pharmaceuticals, Inc. will conduct its business equitably, fostering fair and open competition. You must not imply the possibility of, or enter into arrangements with, customers, competitors or suppliers that appear to or directly violate applicable laws and regulations with regard to fair and open competition. Further, you must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Confidentiality. Confidentiality is a fundamental principle of our business that is particularly applicable to nonpublic information concerning Rich Pharmaceuticals, Inc. and to information received by Rich Pharmaceuticals, Inc. from a customer or supplier for an express business purpose. It applies with equal force to oral or informal communications as well as to written, printed or computer-generated information.

Rich Pharmaceuticals, Inc. information. Nonpublic information regarding Rich Pharmaceuticals, Inc. is to be conveyed to others only on a reasonable need-to-know basis that furthers a legitimate business purpose of Rich Pharmaceuticals, Inc.. Information is to be conveyed with the express understanding that the information is confidential and is to be used solely for the limited purpose for which it was received and given. Unless otherwise instructed, you must treat internal Rich Pharmaceuticals, Inc. activities and plans as confidential, to be disseminated within the internal structure of Rich Pharmaceuticals, Inc. only on a need-to-know basis.

Customer information. Rich Pharmaceuticals, Inc. subscribes to extremely high standards of protection for personally identifiable confidential information obtained from or about a customer, and recognizes its obligation to keep such customer information secure and confidential. It is the policy of Rich Pharmaceuticals, Inc. to provide customer information to outside companies only in order to conduct our business, comply with applicable law, protect against fraud or other suspected illegal activity, provide products and services to our customers, provide a good customer experience or comply with a customer’s request. Information shared will be limited to that needed or legally required and subject to confidentiality agreements, where applicable. In addition, you are authorized to access customer information only for legitimate business purposes on a need-to-know basis. You are responsible for understanding your obligations to protect the confidentiality and security of non-public information.

Supplier information. Confidential competitive information submitted to Rich Pharmaceuticals, Inc. in connection with the purchase of products or services must be maintained in strictest confidence in order to avoid giving or receiving any improper competitive advantage with respect to any supplier.

Employee privacy. Information and communications on the Corporation’s private computer systems are subject to review, monitoring and recording at any time without notice or permission. Unauthorized use or access may be subject to prosecution or disciplinary action. Additional information regarding Employee privacy is set forth in the Employee Handbook.

Proper use and ownership of Rich Pharmaceuticals, Inc. assets. Proper use of Rich Pharmaceuticals, Inc. assets and appropriate recording and documentation of such use is essential to the integrity of Rich Pharmaceuticals, Inc.. You must not misuse (including inappropriate Internet usage) or remove from our facilities furnishings, equipment, technology or supplies, unless specifically authorized. Further, you must not use Rich Pharmaceuticals, Inc. assets, or your position, for personal gain or another’s advantage. Additional information regarding your use of the Internet and intranet is set forth in the Employee Handbook.

This policy applies equally to property created, obtained or copied by Rich Pharmaceuticals, Inc. for its exclusive use, such as computer software, IND filings, written policies, files, reference materials, reports, and the like. Neither originals nor copies may be used for any purpose other than Rich Pharmaceuticals, Inc. business.

Any assets you create and any tangible contributions you make to the development and implementation of Rich Pharmaceuticals, Inc. assets, whether directly or indirectly, while employed within Rich Pharmaceuticals, Inc. are Rich Pharmaceuticals, Inc. property and remain its property even if you leave employment with Rich Pharmaceuticals, Inc..

 Intellectual property. Rich Pharmaceuticals, Inc. owns all rights, title and interest in intellectual property, including inventions, scientific discoveries, manufacturing processes, improvements, works of authorship, ideas, data, processes, computer software programs, and discoveries, conceived or developed by you during your term of employment, relating to actual or anticipated business of, or research or development by, Rich Pharmaceuticals, Inc.. You must disclose all intellectual property promptly to your manager and execute all documents and do all things necessary to assist Rich Pharmaceuticals, Inc., at the Corporation’s expense, in obtaining protection for intellectual property.

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Record retention. The Corporation has a long-standing record retention policy to prevent, when appropriate, the destruction of records that would normally be purged in the ordinary course of business. References in this section to “company records” include all recorded information, regardless of medium or characteristics (for example, paper, microfilm, magnetic disks/tapes, electronic or optical), whether centrally stored or retained as desk files at your work areas. “Company records” does not include customer records that may be subject to subpoenas in actions, proceedings or investigations not involving the Corporation.

Company records that might normally be destroyed under the Corporation’s standard Records Retention Schedule must not be destroyed if those records are relevant to a pending, threatened or reasonably anticipated legal or administrative action or proceeding against or by the Corporation or internal, regulatory or governmental investigation involving the Corporation (for purposes of this section, collectively referred to as “Actions”). In general, this means you must cease record destruction (and prevent others from destroying records) if you are aware or are notified that:

•	there is an Action that may reasonably require production of company records;
•	company records are covered by a request for production, subpoena or similar request; or
•	the Corporation is voluntarily cooperating with governmental or regulatory authorities or other outside parties in any action, proceeding or investigation that may reasonably require production of company records.

 If there is any question as to whether a particular record should be maintained, written approval must be obtained from an authorized Legal Department representative prior to its destruction.

Company records destroyed after the Corporation is on notice of an Action may result in penalties to the Corporation and to the individuals involved.

Misappropriation. Anyone who embezzles, steals or willfully misappropriates any monies, funds or anything of value from Rich Pharmaceuticals, Inc. may be subject to fine, imprisonment, restitution payment and other such actions conferred by law or Rich Pharmaceuticals, Inc. policy, in addition to disciplinary action.

Official documentation. You must not use official Rich Pharmaceuticals, Inc. stationery, the corporate brand or other official documentation or use the name “Rich Pharmaceuticals, Inc.” for any personal or nonofficial purpose since such use implies endorsement by Rich Pharmaceuticals, Inc..

Personal financial responsibility

Financial conduct. You should conduct your financial affairs in a responsible and prudent manner, so as to be above criticism.

Borrowing. You may not personally borrow money from or lend to suppliers, customers or other Employees unless such loan is to or from a family member or from an institution normally in the business of lending, and there is no conflict of interest. You may make an occasional loan of nominal value (such as for lunch) to another Employee as long as no interest is charged.

Certain borrowing from correspondent banks must be reported to the Office of the Corporate Secretary. Those specific individuals who must report such borrowing will be advised directly by the Office of the Corporate Secretary.

Business expenses. You are responsible for the accurate and timely reporting of expenses. All expenditures must be ordinary and necessary to accomplish expected business purposes, include required approvals and be in accordance with existing expense policies. Further, you must not use your business credit card for any purpose other than appropriate business expenses. You may access the Rich Pharmaceuticals, Inc. Corporate Travel and Expense Policies.

Personal fees. Unless specifically authorized by Rich Pharmaceuticals, Inc., you may not accept personal fees or commissions in connection with any transaction on behalf of Rich Pharmaceuticals, Inc..

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Compliance with law. You must not take any action, either personally or on behalf of the Corporation that will violate any law, regulation or internal policy.

Bribes and other improper payments. You may not utilize, either directly or indirectly, Rich Pharmaceuticals, Inc. funds or property for any unlawful or improper use. Accordingly, you must not give any bribes, kickbacks, promises or any other thing of value to any person or entity or accept any such thing of value from any person or entity to obtain or retain business or for any reason whatsoever. In addition, you shall not make any unlawful preferential extension of credit to any officer, customer, director or principal shareholder of any customer or prospective customer. This policy should not be construed to limit the use of Rich Pharmaceuticals, Inc. funds and other assets in the ethical pursuit of acquiring additional business for Rich Pharmaceuticals, Inc. in the normal course of business.

Political contributions. It is the policy of Rich Pharmaceuticals, Inc. to encourage informed participation in governmental, regulatory and elective processes. You may elect to make personal political contributions, either directly or through political action committees as prescribed and permitted by applicable local, state and federal laws, as well as the laws of any applicable jurisdiction outside of the United States.

Accounting. To ensure the integrity and objectivity of its consolidated financial statements, Rich Pharmaceuticals, Inc. has established internal accounting and operating controls and procedures, including disclosure controls and procedures and a Disclosure Committee. All Employees responsible for the preparation of the Corporation’s financial statements, or who provide information as part of that process (including the Corporation’s principal executive officer, principal financial officer and principal accounting officer), must maintain and adhere to these controls so that all underlying transactions, both within Rich Pharmaceuticals, Inc. and with third parties, are properly documented, recorded and reported. Further, all Employees have the responsibility to promote full, fair, accurate, timely and understandable disclosure in reports and documents that Rich Pharmaceuticals, Inc. files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Corporation.

Investigations. You must cooperate fully with any investigation, internal audit, external audit or regulatory examination. If you become aware that you are or have been the subject of any external investigation, you must immediately inform your manager, unless otherwise prohibited by law, regulation or the investigating authority.

Reporting certain conduct. Rich Pharmaceuticals, Inc. can be held criminally liable if one of its Employees, directors or agents commits certain crimes. Accordingly, you must promptly report any knowledge or information about employment-related conduct by another Employee, director or agent of the Corporation that you reasonably believe to be a crime, a material violation of law or regulation, a dishonest act (including misappropriation of funds or anything of value from Rich Pharmaceuticals, Inc. or the improper recording of the Corporation’s assets or liabilities), a breach of trust or any other conduct that might affect the reputation of Rich Pharmaceuticals, Inc.. You must report the relevant facts, as well as any other circumstances or activities that may conflict with the Code, to the Conduct and Compliance You will not be retaliated against for reporting information in good faith in accordance with this policy.

Waivers of code. The Board of Directors must approve any waiver of the Code for the principal executive officer, the principal financial officer, the principal accounting officer and any executive officer or director. The Corporation will promptly disclose any such waiver on its website or via a press release or other public filing as required by law, regulation or applicable stock exchange rule.

Supplemental policies and procedures. As previously indicated, you may be subject to policies and procedures supplemental to this Code depending on your job function or your area of responsibility. From time to time, the Corporation may publish additional policies as deemed necessary or appropriate. Your manager should provide you with a copy of all policies applicable to you.

Discipline. Violation of the Code or the other Documents (including the Employee Handbook) constitutes grounds for disciplinary action, including termination of employment.

Further information

If you have any questions about the Code, or about its applicability with respect to a particular matter, please contact the either the Chief Executive Officer or Chief Operation Officer of Rich Pharmaceuticals, Inc. with your questions.

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Rich Pharmaceuticals, Inc.

Insider Trading Policy

Purpose

This General Policy on Insider Trading sets forth standards of conduct applicable to the directors and Employees of Rich Pharmaceuticals, Inc. Corporation and its direct and indirect subsidiaries whenever they are conducting securities transactions, whether for themselves or on behalf of others.

Background

Federal and state laws prohibit you from buying, selling, recommending or making other transfers of securities if you are aware of material, nonpublic information about the issuer of the securities. These laws also prohibit you from disclosing this information to others who may trade in those securities. The consequences of an insider trading violation can be severe, both for you and for the Corporation. The Corporation has adopted this Policy to protect you and the Corporation from the serious liabilities and penalties that can result from violations of the insider trading laws.

This Policy applies to all directors and Employees, as well as to your family members who reside in your household or whose securities transactions are subject to your influence or control.

This Policy is incorporated in the Rich Pharmaceuticals, Inc. Corporation Code of Conduct. A booklet including the Code and the Policy is provided to each Employee upon his or her commencement of employment, as well as to those directors who are not Employees. You are required to execute the attached Acknowledgment stating that you have read, and understand and agree to comply with, the Policy and the Code. The Corporation will periodically issue communications reminding Employees and directors of their individual responsibility to comply with Corporation policies, including those that relate to insider trading and personal securities transactions.

Statement of policy

You may, from time to time, have access to material, nonpublic information concerning the Corporation, its customers or suppliers, or other companies. The following statement regarding the use and disclosure of this information applies to all your activities, whether related to your official duties for the Corporation or to your personal affairs:

You must not buy, sell, recommend or otherwise trade in any security, either personally or on behalf of others, including trading for proprietary or fiduciary accounts of the Corporation, while in possession of material, nonpublic information relating to such security, or communicate or disclose, in any manner, material, nonpublic information to others in violation of a duty to keep such information confidential.

 You should consider information “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a company’s securities (in other words, if the information is reasonably certain to have an effect on the price of the securities, whether such effect is positive or negative). You should consider information “nonpublic” if it is not generally available to the public or investment community. For example, the Corporation generally considers information nonpublic until the expiration of 24 hours following a press release, a public filing with the Securities and Exchange Commission or the appearance of an article in a newspaper or other publication of general circulation.

You must not disclose or disseminate to others material, nonpublic information about a company, either within or outside the Corporation, except on a reasonable need-to-know basis that furthers a legitimate business purpose of the Corporation or the subject company. Unlawfully disclosing or “tipping” information about a company to others who then trade while in possession of the information may give rise to claims against the person tipping the information.

 The Corporation expects you to conduct your personal financial affairs in a responsible and prudent manner. Further, Rich Pharmaceuticals, Inc. encourages you to manage and develop personal financial resources responsibly within your means, to maintain a sound financial condition and to invest in a responsible manner with a view to achieving long-term financial goals. You must never engage in investment practices that, by nature or practice are, or appear to be, inconsistent with the Policy, or that are illegal, improper, unethical or present a real or apparent conflict of interest.

Speculative trading. You must not engage in speculative trading with respect to the Corporation’s securities. This generally prohibits trading in puts, calls and other options or derivatives with respect to the Corporation’s securities unless the transaction is for legitimate, non-speculative purposes and you have obtained prior approval for such transaction. The Policy does not prohibit or require the approval for the exercise of a stock option granted by the Corporation pursuant to one of its stock option plans.

Blackout periods and preclearance procedures. From time to time, the Corporation will designate certain senior officers as “Insiders” for purposes of the Policy. Those officers who have been designated as “Insiders,” as well as directors of the Corporation, are prohibited from trading in the Corporation’s stock during blackout periods to be established by the Corporation. Further, whether or not the Corporation is in a trading blackout, if you are a designated “Insider” or director of the Corporation, you must preclear any transaction in Rich Pharmaceuticals, Inc. stock through a designated Legal representative or corporate counsel. The Corporation will notify you if you are a designated “Insider” and provide you the names of appropriate Legal Department or corporate counsel contacts.

Penalties

Violations of any portion of the Policy may result in disciplinary action, including termination of employment. In addition, violations of insider trading requirements may subject you to civil and criminal penalties, fines and jail terms, and serious sanctions could be imposed against your managers and the Corporation.

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Potential Criminal and Civil Liability

and/or Disciplinary Action

Traders and Tippers. Company personnel (or their tippees) who trade on inside information are

Subject to the following penalties:

• A civil penalty of up to three times the profit gained or loss avoided;

• A criminal fine of up to $5,000,000 (no matter how small the profit); and

• A jail term of up to twenty years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

• A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and

• A criminal penalty of up to $5,000,000 dollars for an individual and up to $25,000,000 for the company.

Company-Imposed Sanctions. An employee's failure to comply with the Company's insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

Employees of, and consultants to, the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination.

Definition of Inside Information

"Inside Information," for the purposes of this Policy, is material, non-public information.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•	Financial information
•	Projections of future earnings or losses
•	News of a pending or proposed merger
•	News of the disposition of a subsidiary
•	Impending bankruptcy or financial liquidity problems
•	Gain or loss of a substantial corporate partner, customer or supplier
•	Changes in dividend policy
•	New product announcements of a significant nature (e.g., clinical trial results or regulatory filings or approvals)
•	Significant product defects or modifications
•	Significant pricing changes
•	Stock splits
•	New equity or debt offerings
•	Acquisitions
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in senior management

Non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

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Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company's stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. In addition, transactions pursuant to a contract, instruction or plan in compliance with Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934, as amended, are exempt from this Policy.

Additional Information - Directors and Officers

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company's stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Acknowledgment

Rich Pharmaceuticals, Inc. Corporation

Code of Conduct and General Policy on Insider Trading

I have read, and understand and agree to comply with, the Rich Pharmaceuticals, Inc. Corporation Code of Conduct (“Code”) and General Policy on Insider Trading (“Policy”). I am not presently aware of any circumstances involving me, any family member or any other Employee that would conflict with the Code or the Policy. If I become aware of any such circumstances, I will immediately notify the Conduct and Compliance Helpline.

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Signature                          MM    DD    YYYY

First Name	MI

Last Name

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